UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 31, 2025

Q2 HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36350	20-2706637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10355 Pecan Park Boulevard
Austin, Texas 78729
(Address of Principal Executive Offices, and Zip Code)

(833) 444-3469
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	QTWO	New York Stock Exchange
Common Stock, $0.0001 par value	QTWO	NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 31, 2025, the Board of Directors (the “Board”) of Q2 Holdings, Inc. ("Q2") approved changes to certain executive leadership positions.

The Board appointed Himagiri Mukkamala, currently Q2’s Chief Development Officer, to serve as Chief Operating Officer, effective November 6, 2025, to lead Q2’s engineering, service delivery and customer experience organizations. Mr. Mukkamala, 52, has served as our Chief Development Officer since November 2023. Mr. Mukkamala has served on the board of directors of Exatron Servers Manufacturing Pvt. Ltd., a provider of server and storage products for the Indian market since January 2019. From June 2022 to January 2023, Mr. Mukkamala served as General Manager, Penguin Edge of Penguin Solutions, Inc., an end-to-end technology company focused on computing, memory and LED solutions. He served as Chief Executive Officer of Pelion IoT Limited, a Softbank-backed mobile virtual network operator focused on the internet of things, from November 2020 until June 2022. Mr. Mukkamala served in increasing senior leadership roles from August 2017 until November 2020 with Arm Holdings plc, a provider of semiconductor technology and solutions, including as Senior Vice President, Pelion IoT Platform from January 2020 until November 2020. Prior to that, he held various senior leadership roles at GE Digital, Raaga Corp, and Sybase. Mr. Mukkamala holds a bachelor's degree in computer science and engineering from Jawaharlal Nehru Technological University, a master's degree in computer science from Iowa State University and completed courses in Management Science from Stanford Center for Professional Development.

In connection with Mr. Mukkamala’s appointment as Chief Operating Officer, on October 31, 2025, the Compensation Committee (“Committee”) of the Board approved an Amended and Restated Executive Employment Agreement (“Employment Agreement”) for Mr. Mukkamala, which increased his annual base salary to $450,000 and increased his target annual bonus opportunity to 75% of his base salary, both effective November 6, 2025. No other changes were made to Mr. Mukkamala’s prior employment agreement, which was the same form of employment agreement Q2 has with its other non-CEO executive officers. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the text of the Employment Agreement which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Mr. Mukkamala has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. No family relationships exist between Mr. Mukkamala and any of Q2’s directors or executive officers. The appointment of Mr. Mukkamala was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of Q2 acting in his or her official capacity.

The Board also appointed Kirk L. Coleman, currently Q2’s President, to serve as Chief Business Officer, effective November 6, 2025, to lead Q2’s sales, customer success, marketing and product organizations. In connection with the leadership changes, Mr. Coleman resigned from his role as President, effective November 6, 2025, and the Board appointed Matthew P. Flake as President effective November 6, 2025, in addition to Mr. Flake’s current roles as Chairman and Chief Executive Officer. No changes were made to Mr. Coleman’s or Mr. Flake’s compensation arrangements as a result of the leadership changes. The information required by Item 5.02(c)(2) of Form 8-K for Mr. Flake has previously been disclosed in Q2’s definitive proxy statement on Schedule 14A for its 2025 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 23, 2025, and is incorporated herein by reference.

In connection with the leadership changes, Michael A. Volanoski, Q2’s Chief Revenue Officer, will be departing Q2 but has agreed to continue serving in that role through December 12, 2025 to assist with an orderly transition. Mr. Volanoski’s departure is not due to any dispute or disagreement with Q2 on any matter relating to Q2’s operations, policies, practices or financial performance. In connection with his departure, Mr. Volanoski will be entitled to severance benefits pursuant to his Amended and Restated Employment Agreement previously filed with the SEC.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated November 6, 2025, by and among Q2 and Himagiri Mukkamala
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

November 5, 2025	/s/ Jonathan A. Price Jonathan A. Price Chief Financial Officer